Beazer Homes Updates Fiscal Fourth Quarter Guidance Following Recent Weather Events
ATLANTA, September 13, 2017 - In advance of upcoming investor meetings, Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) is providing additional information for its fourth quarter of Fiscal 2017.
“In responding to severe weather, our highest priority is to ensure the safety of our employees, their families, our partners and our customers,” said Allan Merrill, President and CEO of Beazer Homes. “In the case of both Hurricane Harvey and Hurricane Irma, we took aggressive precautionary steps, including closing sales centers, securing our construction sites and evacuating personnel. I’m happy to report that despite the devastation wrought by these storms, all members of our teams in the affected areas are safe and on the road to recovery. Importantly, our customers also fared well. In Houston, only four homes located within a single community experienced water intrusion from flooding. As it relates to Irma, across the five impacted Divisions, we have fewer than 10 homes with unusual storm-related damage.
“Relative to the recent storms' impact on operations, for our fourth quarter ending September 30, 2017, we continue to expect an improvement in Adjusted EBITDA versus the prior year, although new home sales and closings may be lower than the same period last year. The storm-related impacts on new home sales and closings are the result of temporary conditions and do not diminish our confidence in substantial profitability gains in Fiscal 2018.”
Mr. Merrill continued, “I’m incredibly proud of the way our employees have responded to the unprecedented damage caused by these storms. As a Company, we’ve committed to donating up to $500,000 to employee and community relief efforts. The funds for these donations will come from the Company, our Board members and our employees.”
Headquartered in Atlanta, Beazer Homes is one of the country’s 10 largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements, including our expectations regarding fourth quarter results and Fiscal 2018 results in light of the recent storms’ impact on operations. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. We are still in the initial stages of evaluating the impact of the storms on our business and our customers. Factors beyond our control could affect our new home sales and closings during the remainder of Fiscal 2017 and into Fiscal 2018. Risks also include various factors that could impact our business, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) increased competition or delays in reacting to changing consumer preferences in home design; (xi) continuing severe weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xiv) the results of litigation or government proceedings and fulfillment of any related obligations; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvi) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
David Goldberg
Vice President, Treasurer and Investor Relations
770-829-3700
investor.relations@beazer.com